Exhibit 99(h)(1)(v)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement (the “Amendment”) is made as of December 4, 2013 by and between Mercer Funds (f/k/a MGI Funds), a statutory trust organized under the laws of Delaware (the “Fund”), and State Street Bank and Trust Company, a Massachusetts trust Company (the “Administrator”).

WHEREAS, the Fund and the Administrator entered into an Administration Agreement dated as of August 12, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Fund and the Administrator desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized terms. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.

2.	Amendment.

1.	Appendix B of the Agreement is hereby amended by adding the following at the end of such Appendix B:

“CFTC SERVICES

Subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Fund and the Administrator, the Administrator will provide the CFTC Services set forth on Appendix B-1 (the “CFTC Services”) to assist the Fund in complying with applicable CFTC compliance testing and reporting requirements.”

ii.	The Agreement is hereby amended by inserting Appendix B-1 attached hereto.

iii.	The CFTC Services will be provided to the entities listed on Appendix C attached hereto.

3.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	Appendix A annexed hereto shall replace in its entirety any prior Appendix A.
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(c)	From and as of the date hereof, each of the Fund and Administrator agrees that this Amendment supersedes and terminates that certain letter agreement, dated as of November 30, 2012, by and between the Fund and Administrator, relating to CFTC compliance testing and reporting services.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereto adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Name:	Michael F. Rogers

Title:	Executive Vice President

MERCER FUNDS, ON BEHALF OF EACH OF THE ENTITIES

LISTED ON APPENDIX A HERETO

By:	/s/ Rich Joseph

Name:	Rich Joseph

Title:	Treasurer and CFO

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APPENDIX A

Mercer US Large Cap Growth Equity Fund

Mercer US Large Cap Value Equity Fund

Mercer US Small/Mid Cap Growth Equity Fund

Mercer US Small/Mid Cap Value Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Core Fixed Income Fund (f/k/a Mercer Core Opportunistic Fixed Income Fund)

Mercer US Short Maturity Fixed Income Fund

Mercer Global Low Volatility Equity Fund

Mercer Opportunistic Fixed Income Fund

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APPENDIX B-1

Fund Administration CFTC Services

Limitation of Responsibilities. With regard to the CFTC Services, Administrator’s responsibilities are limited to the provision of the CFTC Services described in this Appendix B-1. These responsibilities do not include: (i) determination of the Fund as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Fund’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Fund uses the CFTC Services to comply with any law, representation, agreement or other obligation, the Administrator makes no representation that any such CFTC Services complies with such law, representation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto. The Fund should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Fund currently subscribes to fund administration legal services with the Administrator, the CFTC Services do not include assisting the Fund with preparation of annual enhanced prospectus disclosures. The CFTC Services also do not include performance calculations. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Fund and Administrator. The Fund is responsible for providing authorization and direction to the Administrator with respect to the CFTC Services. The Fund is responsible for arranging, in each case where appropriate, for the review and comment by the Fund’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Administrator. In addition, the Fund is solely responsible for determining the Fund’s status as a CPO, and/or the Fund’s eligibility for an exclusion from classification as a CPO.

The Fund shall be responsible for accurately and timely supplying the Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Administrator to provide the CFTC Services, and any information requested by the Administrator in connection with the foregoing.

CFTC compliance testing services

Subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by Fund’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Fund and the Administrator, the Administrator will:

1.	With regard to the entities set forth on Appendix C, perform daily/monthly testing for compliance with the CFTC initial margin test and the CFTC net notional test.
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Appendix C

Fund Administration CFTC Services

As of December 4, 2013

Mercer US Small/Mid Cap Value Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Opportunistic Fixed Income Fund

Mercer Core Fixed Income Fund (f/k/a Mercer Core Opportunistic Fixed Income Fund)

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